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                                  Exhibit 23.0
                               Consent of KPMG LLP


The Board of Directors and Stockholders
Willow Grove Bancorp, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-70131) on Form S-8 of Willow Grove Bancorp, Inc. of our report dated July 23, 2001, except as to note 17, which is as of September 7, 2001, relating to the consolidated statements of financial condition of Willow Grove Bancorp, Inc. as of June 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 Form 10-K of Willow Grove Bancorp, Inc.



/S/ KPMG LLP
---------------------------
September 25, 2001
Philadelphia, Pennsylvania




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